Exhibit 3.2

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

AMF HAWAII INVESTMENTS, LLC

This Second Amended and Restated Limited Liability Company Agreement of AMF Hawaii Investments, LLC, a Delaware limited liability company (the “Company”), dated as of July 21, 2022 (the “Agreement”), is entered by AMF Hawaii Holdings, LLC, a Delaware limited liability company, as the sole member (the “Member”).

Preliminary Statements

WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (as amended from time to time, the “Act”), pursuant to the Certificate of Formation filed with the Secretary of State of the State of Delaware on February 5, 2021 under the name “Macquarie Infrastructure Holdings, LLC” (the “Certificate of Formation”);

WHEREAS, Macquarie Infrastructure Corporation, as the sole member of the Company, entered into a limited liability company agreement of the Company, effective as of February 5, 2021 (the “Original Agreement”), and amended and restated the Original Agreement in its entirety effective as of September 22, 2021 (as amended, restated or otherwise modified, the “A&R LLCA”);

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated as of June 14, 2021 (the “Merger Agreement”), by and among the Company, the Member, AMF Hawaii Merger Sub, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of the Member (“Merger Sub”), and Macquarie Infrastructure Corporation, a Delaware corporation, pursuant to which, on the date hereof, Merger Sub merged with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement, and the Company continued as the surviving company and a wholly-owned subsidiary of the Member;

WHEREAS, on the date hereof, a Certificate of Amendment of Certificate of Formation was filed with the Secretary of State of the State of Delaware pursuant to which the name of the Company was changed to “AMF Hawaii Investments, LLC” (the “Name Change”); and

WHEREAS, the Member wishes to amend and restate the A&R LLCA and to enter into this Agreement in order to reflect the Name Change, the Merger and the new sole member of the Company as a result of the Merger, and to set forth its binding agreement as to the affairs of the Company, the conduct of its business and the rights and obligations of the Member.

NOW, THEREFORE, in consideration of the foregoing, and of the covenants and agreements hereinafter set forth, it is hereby agreed to amend and restate the A&R LLCA in its entirety to read as follows:

1.                  Formation and Name. The Company was formed on February 5, 2021 under the provisions of the Act, upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware under the name “Macquarie Infrastructure Holdings, LLC”. The Original Agreement was entered into by Macquarie Infrastructure Corporation on February 5, 2021 and the Original Agreement was amended and restated as of September 22, 2021 by the A&R LLCA. This Agreement amends, restates and supersedes the A&R LLCA in its entirety. The name of the limited liability company is “AMF Hawaii Investments, LLC”.

2.                  Certificates. The Member and such other persons designated in writing by the Member (each, an “Authorized Person”) shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware. The Member shall execute, deliver and file, or cause the execution, delivery and filing of any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

3.                  Management. The Member is the sole member of the Company. The Company shall be managed by the Member. The Member shall have all authority, rights and powers in the management of the Company business to do any and all acts and things necessary, proper, appropriate, advisable, incidental or convenient to effectuate the purposes of this Agreement. The Member may also be referred to as the Managing Member.

4.                  Member as Agent of the Company. The Member and each Authorized Person shall have the authority to bind the Company. The Member and any Authorized Person shall have the power on behalf of the Company, to do any and all acts necessary or convenient to carry out the business and affairs of the Company, including without limitation, all powers, statutory or otherwise, possessed by the members of the limited liability companies under the laws of the State of Delaware, except that the Member may limit the authority of any Authorized Person to the extent specified in the writing designating such person. Any action taken by the Member or an Authorized Person on behalf of the Company in accordance with foregoing provisions shall constitute the act of and shall serve to bind the Company.

5.                  Election of Officers. The Member may, from time to time, designate one or more officers with such titles as may be designated by the Member to act in the name of the Company with such authority as may be delegated to such officers by the Member (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Member. Any action taken by an Officer designated by the Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer set forth in this Agreement and any instrument designating such Officer and the authority delegated to him or her. The initial Officers hereby designated by the Member are listed on Schedule A.

6.                  Principal Place of Business. The Company shall maintain an office and principal place of business at such place as the Member may from time to time designate.

7.                  Business. The Company’s business and purpose is to engage in any and all lawful businesses for which limited liability companies may be organized under the Act.

8.                  Duration. The Company shall continue in existence for the period fixed in the Company’s Certificate of Formation filed in the office of the Delaware Secretary of State or until the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Agreement. The Member may terminate this Agreement and dissolve the Company at any time.

9.                  Fiscal Year. The fiscal year of the Company shall begin on January 1 of each year and end on December 31 of that year, except that the first fiscal year of the Company shall commence on the date hereof and the last fiscal year of the Company shall end upon the date of its dissolution and liquidation if such date is other than December 31.

10.               Expenses. The Company shall bear any and all charges incidental to its operations. The Company shall bear all legal, accounting and ordinary operating and extraordinary expenses (i.e. litigation costs or damages) incurred in connection with its activities including, without limitation, organizational costs of the Company.

11.               Authority of the Member. Nothing herein shall be construed to require any person to inquire as to the authority of the Member to act on behalf of the Company.

12.               New Members. New members of the Company may be admitted with the written consent of the Member at any time. In the event of such admission, this Agreement shall be amended and/or restated to the extent solely determined by the Member.

13.               Capital Contributions. The Member’s capital contribution shall be as set forth in the books and records of the Company. The Member may, but shall not be required to, make additional capital contributions to the Company from time to time. The interest of the Member in the Company shall be non-assessable.

14.               Withdrawals. Subject to the requirements of applicable law, the Member may withdraw all or a portion of her capital from the Company at any time. Withdrawals may be in cash or in securities or other instruments held by the Company.

15.               Limited Liability of the Member. The Member in its capacity as a member shall not be liable for any debts, obligations or liabilities of the Company.

16.               Indemnification of the Member. The Member, its affiliates and legal representatives shall be indemnified by the Company to the fullest extent permitted by law.

17.               Standard of Liability. Except to the extent provided by applicable law, the Member shall not be liable to the Company for any acts or omissions in connection with Company matters.

18.               Governing Law. The validity and construction of this Agreement shall be determined and governed by the laws of the State of Delaware.

19.               Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement that is binding upon all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including in “PDF” format or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and shall be valid and effective for all purposes.

20.               Indemnification and Exculpation of Directors and Officers.

(a)               Indemnification of Directors and Officers in Third Party Proceedings. Subject to the other provisions of this Section 12, the Company shall indemnify to the fullest extent permitted by the DGCL, any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Company) by reason of the fact that such Person is or was a Director or Officer of the Company, or is or was a Director or Officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such Proceeding if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe such Person’s conduct was unlawful. The termination of any Proceeding by Order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or Proceeding, had reasonable cause to believe that such Person’s conduct was unlawful.

(b)               Indemnification of Directors and Officers in Actions by or in the Right of the Company. Subject to the other provisions of this Section 20, the Company shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was a Director or Officer, or is or was a Director or Officer serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such Person in connection with the defense or settlement of such action or suit if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company; provided, that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)               Successful Defense. To the extent that a present or former Director or Officer has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 20(a) or Section 20(b), or in defense of any claim, issue or matter therein, such Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Person in connection therewith.

(d)               Indemnification of Others. Subject to the other provisions of this Section 20, the Company shall have power to indemnify and advance expenses to its employees and agents to the extent not prohibited by the Act or other applicable law. The Member shall have the power to delegate to such Person or Persons as the Member shall in its discretion determine the determination of whether employees or agents shall be indemnified.

(e)               Advance Payment of Expenses. Expenses (including attorneys’ fees) actually and reasonably incurred by an Officer or Director in defending any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the Person to repay such amounts if it shall ultimately be determined that the Person is not entitled to be indemnified under this Section 20 or the DGCL. Such expenses (including attorneys’ fees) incurred by former Directors and Officers or other employees and agents of the Company or by Persons serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Company deems appropriate. The right to advancement of expenses shall not apply to any claim for which indemnity is excluded pursuant to this Agreement, but shall apply to any Proceeding referenced in Section 20(f)(ii) or Section 20(f)(iii) prior to a determination that the Person is not entitled to be indemnified by the Company.

(f)                Limitations on Indemnification. Subject to the requirements in Section 20(c) and the DGCL, the Company shall not be obligated to indemnify any Person pursuant to this Section 20 in connection with any Proceeding (or any part of any Proceeding):

(i)                for which payment has actually been made to or on behalf of such Person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii)              for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such Person is held liable therefor (including pursuant to any settlement arrangements);

(iii)            for any reimbursement of the Company by such Person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such Person from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act, or the payment to the Company of profits arising from the purchase and sale by such Person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such Person is held liable therefor (including pursuant to any settlement arrangements);

(iv)             initiated by such Person, including any Proceeding (or any part of any Proceeding) initiated by such Person against the Company or its Directors, Officers, employees, agents or other indemnitees, unless (A) the Member authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (B) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (C) otherwise required to be made under Section 20(g) or (D) otherwise required by applicable law; or

(v)               if prohibited by applicable law; provided, however, that if any provision or provisions of this Section 20 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Section 20 (including each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

(vi)             to the fullest extent possible, the provisions of this Section 20 (including each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(g)               Determination; Claim.

(i)                 Any indemnification of a present or former Director or Officer under this Section 20 shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the present or former Director or Officer is proper in the circumstances because the Person has met the applicable standard of conduct set forth in Section 20(a) or Section 20(b), as the case may be. Such determination shall be made, with respect to a Person who is a Director or Officer at the time of such determination, by the Member.

(ii)               If a claim for indemnification or advancement of expenses under this Section 20 is not paid in full within ninety (90) days after receipt by the Company of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Company shall indemnify such Person against any and all expenses that are incurred by such Person in connection with any action for indemnification or advancement of expenses from the Company under this Section 20, to the extent such Person is successful in such action, and to the extent not prohibited by applicable law. In any such suit, the Company shall, to the fullest extent not prohibited by applicable law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

(iii)             To the fullest extent permitted under Delaware law, each Person who may be entitled to advancement of expenses or indemnification hereunder, or other Person to whom advancement of expenses or indemnification has been made hereunder, agrees that all actions for the advancement of expenses or indemnification brought under this Section 20 or otherwise shall be a matter to which Section 18-111 of the Act shall apply and which shall be brought exclusively in the Court of Chancery. Each of the parties hereto agrees that the Court of Chancery may summarily determine the Company’s obligations to advance expenses (including attorneys’ fees) under this Section 20.

(h)               Non-exclusivity of Rights. The indemnification and the advancement of expenses incurred in defending a Proceeding prior to its final disposition provided by or granted pursuant to this Agreement shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, other provision of this Agreement, consent of the Member or otherwise, both as to action in such Person’s official capacity and as to action in another capacity while holding such office. The Company is specifically authorized to enter into individual contracts with any or all of its Directors, Officers, employees or agents respecting indemnification and advancement of expenses, to the extent not prohibited by the DGCL or other applicable law.

(i)                 Insurance. The Company may purchase and maintain insurance on behalf of any Person who is or was a Director, Officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of the DGCL or any other applicable laws as presently or hereafter in effect.

(j)                 Survival. The rights to indemnification and advancement of expenses conferred by this Section 20 shall continue as to a Person who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person.

(k)               Effect of Repeal or Modification. A right to indemnification or to advancement of expenses arising under a provision of this Agreement shall not be eliminated or impaired by an amendment to this Agreement after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(l)                 Certain Definitions. For purposes of this Section 20:

(i)                 “Court of Chancery” means the Court of Chancery of the State of Delaware.

(ii)                “DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

(iii)              “Directors” means the individuals that may be elected to the board of directors of the Company from time to time.

(iv)             “Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended from time to time.

(v)               “Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity as well as any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act.

(vi)             “Order” means any order, injunction, decree, ruling, stipulation or assessment of any state, local, municipal, foreign or other govern (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, court or other tribunal).

(vii)             references to the “Company” shall include any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any Person who is or was a director, officer, employee or agent of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 20 with respect to the resulting or surviving corporation as such Person would have with respect to such constituent entity if its separate existence had continued.

(viii)            references to “other enterprises” shall include employee benefit plans.

(ix)               references to “fines” shall include any excise taxes assessed on a Person with respect to an employee benefit plan.

(x)                references to “serving at the request of the Company” shall include any service as a Director, Officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Section 20.

(m)             Notices. Any notice, request or other communications required or permitted to be given to the Company under this Section 20 shall be in writing and either delivered in person or sent by overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the General Counsel or the Secretary of the Company and shall be effective only upon receipt by the General Counsel or the Secretary, as the case may be.

(n)               Reliance. Each Director of the Company shall, in the performance of such Director’s duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by the Member, or employees of the Member, or any of the Officers, or the board of Directors or committees of the board of Directors, or by any other Person as to matters the Director reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

(o)               Miscellaneous.

(i)                 The indemnification and advancement provided in this Section 20 is intended to comply with the requirements of, and provide indemnification and advancement rights substantially similar to those that may be available to directors, officers, employees and agents of corporations incorporated under the DGCL, as it relates to the indemnification of and advancement to officers, directors, employees and agents of a Delaware corporation and, as such, the parties intend that they should be interpreted consistently with the provisions of, and jurisprudence regarding, indemnification and advancement under the DGCL.

(ii)               In the event of any amendment to Section 145 of the DGCL or the amendment or addition of any other provision of the DGCL relating to indemnification and advancement by Delaware corporations of Persons of the type referenced in this Section 20, the Member, without the approval of any other Person, may amend this Agreement to reflect such amendment or addition in the indemnification and advancement provisions of this Agreement.

(p)               Exculpation.

(i)                 To the fullest extent permitted by the DGCL, a Director shall not be personally liable to the Company or the Member for monetary damages for breach of fiduciary duty as a Director, except that a Director will be liable to the same extent as if such Director were a director of a Delaware corporation pursuant to the DGCL for liabilities (i) for breach of such Director’s duty of loyalty to the Company or the Member, (ii) for acts or omissions not in good faith or a knowing violation of applicable law, or (iii) for any transaction for which such Director derived an improper benefit.

(ii)               For purposes of this Section 20(p), Section 102(b)(7) of the DGCL shall be deemed to apply to the Company.

(iii)              If the DGCL or applicable statutory or decisional law is amended or applicable decisional law changes after the date of this Agreement to authorize Delaware corporations to further eliminate or limit the personal liability of directors of a Delaware corporation beyond that permitted as of the date hereof, the liability of a Director to the Member and the Company shall be further limited to the fullest extent permitted under the DGCL and applicable statutory and decisional law as so amended or changed, without the approval of any Member or any other Person and without the need for any amendment to this Agreement.

(iv)              Neither any amendment nor repeal of this Section 20(p), nor the adoption of any provision of this Agreement inconsistent with this Section 20(p), shall eliminate or reduce the effect of this Section 20(p)in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Section 20(p), would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date hereof.

SOLE MEMBER:

AMF Hawaii Holdings, LLC

By:	/s/ Richard Klapow
Name: Richard Klapow
Title: Authorized Signatory

[Signature Page to Second Amended and Restated Limited Liability Company Agreement of AMF Hawaii Investments, LLC]

SCHEDULE A

List of Officers

Richard Klapow – President

Hugh Au – Vice President

Kenneth Bonn – Vice President